Exhibit 99.1
RealNetworks Names Cary Baker as Chief Financial Officer
Seattle, April 27, 2017 – RealNetworks, Inc. (NASDAQ: RNWK), today announced the appointment of Cary Baker, as its new Chief Financial Officer and Treasurer, effective May 5, 2017. In this role, Baker will oversee all financial operations at RealNetworks and report directly to the company’s Chairman and CEO, Rob Glaser. Baker was previously with HEAT Software, Inc. where he served as Chief Financial Officer, and he brings an extensive background in financial management and strategic planning.
"Cary is an outstanding addition to our senior management team," said Rob Glaser, Chairman and CEO of RealNetworks. “Over his career, Cary has demonstrated a strong record of operational success and leadership during periods of transition and growth. Cary's professional experiences and accomplishments are a perfect fit, both for where Real is today and especially for where we are heading."
"I'm excited by the growth potential I see at RealNetworks," said Baker. "Real has a long history of incredible innovation, and I look forward to helping the company achieve its goals in the upcoming months and years."
Baker brings decades of experience in financial leadership with telecom and enterprise technology firms. Prior to HEAT Software, Inc. he served as Chief Financial Officer at NetMotion Software and held senior roles at Clearwire Corporation, Boost Mobile and Sprint Corporation. Baker holds an MBA from the Kelley School of Business at Indiana University and a Bachelor of Science in Finance from the University of Idaho.
Baker succeeds Marjorie Thomas, who is leaving RealNetworks effective May 5, 2017 to take a position at the nonprofit Allen Institute for Brain and Cell Sciences.
"Marj has been a great colleague and a terrific CFO," said Glaser. "We're grateful for her contributions at Real, and wish her every success as she moves to a new chapter in her career."

About RealNetworks, Inc.
RealNetworks creates innovative applications and services that make it easy to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.
Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to management roles and RealNetworks' plans and expectations regarding its business. All statements that do not relate to matters of historical fact should be considered forward-looking statements. Actual outcomes may differ materially from expectations. Factors that could cause actual results to differ from those predicted include, but are not limited to, growth and other benefits from the implementation of the company's strategic initiatives; competitive risks, such as the emergence or growth of competing technologies, products and services; and risks associated with key customer or strategic relationships, business acquisitions and the introduction of new products and services. More information about potential risk factors that could affect RealNetworks' business and financial results is included in RealNetworks' annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements or information.

CONTACT: Paige Kenny, SHIFT Communications, 415-591-8423, real@shiftcomm.com